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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Premier Laser Systems, Inc. of our report dated May 17, 1996 appearing on page 26 of the Company's Amendment No. 1 to Annual Report on Form 10-K for the year ended March 31, 1997. We also consent to the application of such report to the Financial Statement Schedule for the two years ended March 31, 1996 listed in the accompanying index when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Costa Mesa, California
January 29, 1998